                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                 --------------------------------------------

                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

              Date of Report (Date of earliest event reported) :
                               January 24, 2001
       ---------------------------------------------------------------

                           Lucent Technologies Inc.
                    --------------------------------------
            (Exact name of registrant as specified in its charter)

                                   Delaware
     --------------------------------------------------------------------
                (State or other jurisdiction of incorporation)

           1-11639                                  22-3408857
--------------------------------        ---------------------------------
   (Commission File Number)             (IRS Employer Identification No.)

600 Mountain Avenue, Murray Hill, New Jersey               07974
---------------------------------------------          ---------------
(Address of principal executive offices)                 (Zip Code)

                                (908) 582-8500
             ---------------------------------------------------
                       (Registrant's Telephone Number)

Item 9. Regulation FD Disclosure.

Earnings Highlights furnished pursuant to Regulation FD

                       [LUCENT TECHNOLOGIES LETTERHEAD]



PROFORMA REVENUE FROM CONTINUING OPERATIONS FELL 26.1% TO $5,841 MILLION, FOR
                        THE FIRST FISCAL QUARTER 2001

PRO FORMA EPS FROM CONTINUING OPERATIONS WAS A $0.30 LOSS PER SHARE, FOR
                        THE FIRST FISCAL QUARTER 2001

Lucent Technologies reported a pro forma basic and diluted loss per share of $0.30 from continuing operations for its first fiscal quarter ended December 31, 2000, or a $1,022 million loss. This compares with diluted earnings per share from continuing operations of $0.33, or $1,075 million of earnings in the year-ago quarter.

Pro forma revenue from continuing operations decreased 26.1% to $5,841 million versus $7,905 million in the year-ago quarter. First quarter 2001 revenue from Service Provider Networks decreased 36.2% and revenue from Microelectronics increased 50.2% in comparison to the year-ago quarter.

The pro forma results from continuing operations exclude amortization of goodwill and other acquired intangibles and the effects of one-time events. In addition, the pro forma results from operations for the three months ended December 31, 1999 exclude Lucent's Consumer Products business which was sold during the quarter ended March 31, 2000 (see Note F).

On an as reported basis, revenue from continuing operations in the current quarter decreased 27.6% to $5,841 million from $8,065 million in the quarter ended December 31, 1999. After including $372 million of goodwill and other acquired intangibles amortization, $1,154 million of extraordinary gain related to the sale of the power systems business (see Note E) and $30 million cumulative effect of accounting change (see Note C), Lucent's as reported results for the quarter were a net loss of $395 million, or $0.12 basic and diluted loss per share, compared with net income of $1,249 million, or earnings of $0.38 per diluted share in the year-ago quarter.

"With this announcement, we are outlining a comprehensive set of actions to rebuild the company for long-term, sustainable profitability, " said Lucent Technologies Chairman and CEO Henry Schacht. "We are moving swiftly to implement these actions company-wide. They will serve as the foundation for putting Lucent back on track."

LUCENT ANNOUNCES DETAILS OF SEVEN-POINT RESTRUCTURING PROGRAM

The company outlined a seven-point restructuring plan:

1) Lucent will take a business restructuring reserve and a one-time charge in the range of $1.2 billion to $1.6 billion in the second fiscal quarter of 2001 as part of its business restructuring program. Lucent is taking the reserve to reduce the number of jobs in the business, eliminate some product lines as a result of our portfolio review and make the associated asset writedowns and real estate consolidations. The company already has identified $1.2 billion in restructuring and asset writedown actions and expects to solidify plans for up to an additional $400 million in charges by the end of the quarter.

2) By the fourth fiscal quarter of 2001, Lucent will have reduced its expense run rate to yield $2 billion in reduced expenses on an annual basis. That represents a $1 billion increase over the savings the company estimated in December.

3) Lucent expects to reduce its net headcount by approximately 10,000 employees through a combination of force management actions and attrition, with the majority of affected employees notified between now and February 15 and virtually all by early March. The force reductions will primarily be targeted at duplication in the marketing, sales and corporate center functions, pruning of the product portfolio and reduced volume in certain manufacturing locations. Lucent intends to achieve the net 10,000-employee reduction while continuing to hire people with specific skills to enhance its capabilities in profitable, high-growth markets.

4) The company said it intends to significantly expand its previously announced plans to use contract manufacturers, which will result in about 6,000 fewer positions by the end of the fiscal year. It will work with the contract manufacturers to provide continued employment for as many of the affected workers as possible. This action will result in savings and working capital improvements into 2002.

5) Lucent plans to reduce working capital by $2 billion by the end of fiscal year 2001. The company will appoint an executive, who will report to Deborah Hopkins, Lucent's chief financial officer, to lead a company-wide program to reduce working capital through aggressive management of inventory and accounts receivables across all product units. The company plans to engage outside consultants to help accelerate the effort.

6) Lucent plans to reduce its capital spending by $400 million by fiscal year end.

7) In order to ensure that Lucent's cash flow needs are adequately met, the company also announced new $4.5 billion, 364-day term credit facilities arranged with J.P. Morgan and Salomon Smith Barney. An affiliate of J.P. Morgan Chase Co. and Citicorp North America, Inc. have each agreed to commit $1.25 billion for a total of $2.5 billion of the facilities and are highly confident that the facilities can be successfully syndicated in the bank market. Part of the new facilities replaces the current $2 billion line of credit that was coming up for renewal in February. The other $2.5 billion will be assumed by Agere Systems at the time of its initial public offering. The new facilities will be secured by the company's assets.

"Lucent will continue to review its internal processes throughout fiscal year 2001, which may result in additional cost structure improvements and associated business restructuring charges as it moves from a multi-divisional company to one with a single focus on the service provider market", said Schacht.

"As we said in December, fiscal year 2001 will be a transition and rebuilding year for Lucent," said Schacht. "With today's seven point plan, we believe that we have the right tools and plans in place to enable us to achieve improved sequential performance in revenues and earnings every quarter of fiscal 2001."

PRO FORMA REVENUE FROM CONTINUING OPERATIONS BY SEGMENT (SEE NOTES D AND E) (UNAUDITED; MILLIONS OF DOLLARS)


                                                                     -------- THREE MONTHS ENDED -------
                                                                     12/31/00       12/31/99      CHANGE
----------------------------------------------------------------------------------------------------------
SERVICE PROVIDER NETWORKS*                                              4,336          6,801      (36.2%)
MICROELECTRONICS *                                                      1,146            763       50.2%
OTHER AND CORPORATE**                                                     359            341        5.3%
                                                                ------------------------------------------
PRO FORMA REVENUE FROM CONTINUING OPERATIONS                           $5,841         $7,905      (26.1%)
----------------------------------------------------------------------------------------------------------

* Service Provider Networks for prior periods are restated to include optical fiber. Intersegment sales are eliminated in consolidations (see Notes D and E).

**Other and corporate includes revenues from the power systems business of $342 and $212 in the three months ended December 31, 2000 and 1999, respectively (see Note E).

PRO FORMA REVENUE FROM CONTINUING OPERATIONS for the first fiscal quarter of 2001 decreased 26.1% compared to the corresponding quarter of 2000. For the three months ended December 31, 2000, revenue from within the United States decreased approximately 33.0%. Revenue generated outside the United States decreased by approximately 13.7% in comparison to the year-ago quarter and represented approximately 41.7% of total revenue.

Revenue from SERVICE PROVIDER NETWORKS (SPN) decreased $2.5 billion or 36.2% in comparison to the year-ago quarter. Revenue decreases were impacted by the industry-wide slow-down in capital spending, softening of the competitive local exchange carrier ("CLEC") market, lower software sales, the move to a fulfillment model with distributors and a significant decline in sales to one large customer which decreased 71 percent over the first fiscal quarter of 2000. Overall sales to large incumbent regional service providers increased 7% over the year-ago quarter.

Revenues outside the U.S. decreased 29 percent over the year ago quarter, adversely affected the winding down of a major long-term project. Excluding the impact of this project, growth outside the U.S. would have been approximately 3 percent higher than the year ago quarter. For the first fiscal quarter of 2001, revenues outside the U.S. represented approximately 38 percent of all SPN sales.

Revenue from MICROELECTRONICS increased $383 million or 50.2% over the comparable quarter of fiscal 2000. Revenue growth included increased sales of both optoelectronic components and wired and wireless local area network (LAN) systems and customized chips for computing and high-speed communications products. These figures do not include intersegment sales to Lucent from Microelectronics (see Note E).

Revenue from within the United States increased approximately 42.8% in comparison to the year-ago quarter. Revenue from outside the United States increased approximately 55.1% in comparison to the year-ago quarter and reflected increases in all regions.

PRO FORMA RESULTS FROM CONTINUING OPERATIONS
(UNAUDITED; MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)




                                                     --------------- THREE MONTHS ENDED------------



                                                     AS REPORTED  ----------------PRO FORMA--------
                                                     ----------------------------------------------
                                                        12/31/00   12/31/00    12/31/99   CHANGE*
---------------------------------------------------------------------------------------------------
REVENUE                                                   $5,841     $5,841      $7,905   (26.1%)
COSTS                                                      4,530      4,530       4,223    7.3%
GROSS MARGIN                                               1,311      1,311       3,682   (64.4%)
  SELLING, GENERAL AND ADMINISTRATIVE, BEFORE
  AMORTIZATION OF GOODWILL AND OTHER ACQUIRED
   INTANGIBLES                                             1,765      1,765       1,184    49.1%
  AMORTIZATION OF GOODWILL AND OTHER ACQUIRED
   INTANGIBLES                                               372          -           -     NA
                                                     ----------------------------------------------
  SELLING, GENERAL AND ADMINISTRATIVE (SG&A)               2,137      1,765       1,184    49.1%
  RESEARCH AND DEVELOPMENT                                 1,285      1,285         921    39.5%
TOTAL OPERATING EXPENSES                                   3,422      3,050       2,105    44.9%
OPERATING INCOME (LOSS)                                  (2,111)    (1,739)       1,577     NM
OTHER INCOME (EXPENSE), NET                                 (18)       (18)          62     NM
INTEREST EXPENSE                                             129        129          81    59.3%
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
  (BENEFIT) PROVISION FOR INCOME TAXES                   (2,258)    (1,886)       1,558     NM
(BENEFIT) PROVISION FOR INCOME TAXES                       (679)      (864)         483     NM
INCOME (LOSS) FROM CONTINUING OPERATIONS                 (1,579)    (1,022)       1,075     NM
EARNINGS (LOSS) PER SHARE FROM CONTINUING
OPERATIONS**                                              (0.47)     (0.30)        0.33     NM
EFFECTIVE TAX (BENEFIT) PROVISION RATE (%) -
CONTINUING OPERATIONS                                    (30.1%)    (45.8%)       31.0%     NM
EXTRAORDINARY GAIN, NET                                    1,154          -           -     NA

EARNINGS PER SHARE FROM EXTRAORDINARY GAIN**                0.34          -           -     NA
CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET                   30          -           -     NA
EARNINGS PER SHARE FROM CUMULATIVE EFFECT OF
  ACCOUNTING  CHANGE**                                      0.01          -           -     NA
NET LOSS                                                   (395)          -           -     NA
NET LOSS PER SHARE**                                      (0.12)          -           -     NA
---------------------------------------------------------------------------------------------------

* Change between the pro forma 3-month periods ended 12/31/00 and 12/31/99.

**Represents basic and diluted loss per share for the three months ended December 31, 2000. As a result of the loss reported from continuing operations for the three months ended December 31, 2000, potentially dilutive securities have been excluded from the calculation of earnings (loss) per share because their effect would be anti-dilutive. Represents diluted earnings per share for the three months ended December 31, 1999.

NA = Not Applicable

NM = Not Meaningful

PRO FORMA PERCENTAGE-OF-REVENUE ANALYSIS FROM CONTINUING OPERATIONS (UNAUDITED)


                                                       THREE MONTHS ENDED
                                          ------------------------------------------
                                               12/31/00     12/31/99     CHANGE
------------------------------------------------------------------------------------
COSTS                                             77.6%        53.4%      24.2
GROSS MARGIN                                      22.4%        46.6%     (24.2)

SG&A                                              30.2%        15.0%      15.2
RESEARCH AND DEVELOPMENT                          22.0%        11.6%      10.4

TOTAL OPERATING EXPENSES                          52.2%        26.6%      25.6

OPERATING  INCOME (LOSS)                        (29.8%)        20.0%     (49.8)
------------------------------------------------------------------------------------

RESULTS OF OPERATIONS DISCUSSION AND RELATED ITEMS FOR PRO FORMA CONTINUING OPERATIONS

GROSS MARGIN for the quarter was $1,311 million, a decrease of $2,371 million or 64.4% over the year-ago quarter. As a percentage of revenue, gross margin for the quarter was 22.4%, a decrease of 15.0 percentage points from the fourth quarter of fiscal 2000, and a decrease of 24.2 percentage points over the year-ago quarter. Compared with the year-ago quarter, the lower gross margin was primarily due to decreased sales volumes across all SPN product lines except optical fiber, reduced sales of high-margin software products, costs associated with an infrastructure built to support a higher revenue base, and an increasing proportion of lower margin sales as Lucent continues to expand into overseas markets.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES were $1,765 million, an increase of $581 million or 49.1% from the year-ago quarter. Approximately $340 million of this increase, which is primarily related to notes receivable, represents reserves for customer financing reflecting ongoing credit concerns in the emerging service provider market. The remainder of the SG&A increase is attributable to a rise in sales and marketing expenses in the quarter, reflecting costs associated with an infrastructure that was built to support a higher revenue base.

RESEARCH AND DEVELOPMENT EXPENSES were $1,285 million, an increase of $364 million or 39.5% over the year-ago quarter. The increase is primarily due to an increase in spending in support of acquisitions made during fiscal year 2000 and new product development, particularly in Internet infrastructure, optical networking, next-generation 3G/UMTS wireless and microelectronics.

OPERATING INCOME (LOSS) decreased $3,316 million - to a loss of $1,739 million
- resulting in an operating deficit of 29.8%. For the year-ago quarter, the Company reported an operating margin of 20.0% on operating income of $1,577 million.

OTHER INCOME (EXPENSE) - NET decreased $80 million - to $18 million of expense for the quarter as compared with $62 million of income in the year-ago quarter. Other income (expense) in the current quarter primarily reflects additional foreign exchange losses and lower gains on sales of investments as compared to the year-ago quarter.

INTEREST EXPENSE for the quarter increased $48 million to $129 million primarily due to higher average short-term debt levels coupled with an increase in weighted average interest rates as compared to the same prior year quarter.

PRO FORMA EFFECTIVE INCOME TAX RATE for the quarter was a benefit rate of 45.8% as compared to a provision rate of 31.0% in the year-ago quarter. The change in the effective income tax rate is primarily attributable to research tax credits and the tax effect of non-U.S. activities applied to the pre-tax loss from continuing operations in the current quarter. Such benefits increase the effective tax rate when applied to a pre-tax loss and decrease the effective tax rate when applied to pre-tax income.

PRO FORMA INCOME (LOSS) FROM CONTINUING OPERATIONS decreased $2,097 million to a $1,022 million loss, or $0.30 loss per basic and diluted share, for the quarter versus pro forma income from continuing operations for the year-ago quarter of $1,075 million, or $0.33 earnings per diluted share.

BALANCE SHEET DISCUSSION AND RELATED ITEMS

TOTAL ASSETS increased $1.2 billion or 2.6% from September 30, 2000 to $50.0 billion as of December 31, 2000 largely due to increases in cash and cash equivalents and inventories, offset by decreases in receivables.

Cash and cash equivalents increased primarily as a result of the $2.5 billion proceeds from the sale of the power systems business (see Note E). Receivables decreased $2.3 billion or 23.8% from September 30, 2000 largely as a result of lower sales volume and the sale of approximately $600 million of receivables. Inventories increased $1.2 billion or 21.2% from September 30, 2000 to $6.9 billion as of December 31, 2000 primarily as a result of anticipated sales to customers that were not fully realized in the first fiscal quarter of 2001.

TOTAL LIABILITIES As of December 31, 2000, total liabilities were $24.3 billion, an increase of $1.7 billion or 7.4% from September 30, 2000. This increase was primarily from additional debt maturing within one year consisting of additional issuances of commercial paper and $500 million of short-term debt in connection with the sale of customer notes receivable with recourse.

TOTAL SHAREOWNERS' EQUITY Total shareowners' equity was $ 25.7 billion as of December 31, 2000, a decrease of $424 million or 1.6% from September 30, 2000.

DEBT TO CAPITAL RATIO The Company's debt ratio at December 31, 2000 was 24.0%. On September 30, 2000, the Company's debt ratio was 20.0%. The increase was directly related to the increase in debt maturing within one year. Debt ratio is defined as the ratio of total debt to total capital (debt plus equity).NET

DEBT to CAPITAL RATIO The Company's net debt to total capital ratio at December 31, 2000, was 14.4%. On September 30, 2000, the ratio was 16.3%. The net debt to total capital ratio is defined as the ratio of total debt less cash to total capital less cash.

TOTAL EMPLOYMENT at December 31, 2000 was approximately 123,000.

CONSOLIDATED BALANCE SHEETS
(UNAUDITED; MILLIONS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                           -------------------------------------
                                              12/31/00      9/30/00    CHANGE
--------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                      $ 3,814      $ 1,467    160.0%
Receivables
  less allowances of $551 and $501               7,286        9,558   (23.8%)
Inventories, net                                 6,879        5,677     21.2%
Contracts in process, net                        1,691        1,881   (10.1%)
Deferred income taxes, net                       1,168        1,165      0.3%
Other current assets                             2,071        1,742     18.9%
Total current assets                            22,909       21,490      6.6%
Property, plant, and equipment, net              7,138        7,084      0.8%
Prepaid pension costs                            6,422        6,440    (0.3%)
Capitalized software development costs             724          688      5.2%
Goodwill and other acquired intangibles,
net                                              9,580        9,945    (3.7%)
Other assets                                     3,268        3,145      3.9%
Total Assets                                   $50,041      $48,792      2.6%

LIABILITIES
Accounts payable                               $ 2,628      $ 2,813    (6.6%)
Payroll and benefit-related liabilities          1,154        1,210    (4.6%)
Debt maturing within one year                    5,030        3,483     44.4%
Other current liabilities                        3,661        3,371      8.6%
Total current Liabilities                       12,473       10,877     14.7%
Postretirement and postemployment benefit
  Liabilities                                    5,214        5,548    (6.0%)
Long-term debt                                   3,099        3,076      0.7%
Deferred income taxes, net                       1,074        1,266   (15.2%)
Other liabilities                                2,433        1,853     31.3%
Total liabilities                               24,293       22,620      7.4%

SHAREOWNERS' EQUITY
Common stock*                                       34           34      0.0%
Additional paid-in capital                      20,490       20,390      0.5%
Guaranteed ESOP obligations                        (9)         (16)     43.8%
Retained earnings                                5,668        6,129    (7.5%)
Accumulated other comprehensive income
(loss)                                           (435)        (365)   (19.2%)
Total shareowners' equity                       25,748       26,172    (1.6%)

Total liabilities and shareowners' equity      $50,041      $48,792      2.6%
--------------------------------------------------------------------------------


* $0.01 per share par value; 10,000,000,000 authorized shares; 3,391,491,521 issued and outstanding shares on 12/31/00. 3,384,332,104 outstanding shares on 9/30/00.


PRO FORMA QUARTERLY RESULTS FROM CONTINUING OPERATIONS*
(UNAUDITED; MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)


          TWELVE MONTHS
                                             --------------- THREE MONTHS ENDED ----------------
-------- ENDED ------

                                   12/31/00 9/30/00 6/30/00  3/31/00 12/31/99 9/30/00  9/30/99
------------------------------------------------------------------------------------------------
REVENUE                              $5,841  $8,680  $8,713   $8,279   $7,905  $33,577  $29,910
COSTS                                 4,530   5,436   4,923    4,829    4,223   19,411   15,108
GROSS MARGIN                          1,311   3,244   3,790    3,450    3,682   14,166   14,802
OPERATING EXPENSES
   SELLING, GENERAL AND ADMIN.        1,765   1,674   1,376    1,339    1,184    5,573    5,118
   RESEARCH AND DEVELOPMENT           1,285   1,039   1,015    1,032      921    4,007    4,158
TOTAL OPERATING EXPENSES              3,050   2,713   2,391    2,371    2,105    9,580    9,276
OPERATING INCOME (LOSS)             (1,739)     531   1,399    1,079    1,577    4,586    5,526
OTHER INCOME (EXPENSE), NET            (18)      15     119     (32)       62      164      125
INTEREST EXPENSE                        129     106      79       82       81      348      318
INCOME (LOSS) FROM CONTINUING
  OPERATIONS BEFORE TAXES           (1,886)     440   1,439      965    1,558    4,402    5,333
(BENEFIT) PROVISION FOR INCOME
  TAXES                               (864)      99     432      295      483    1,309    1,740
INCOME (LOSS) FROM CONTINUING
  OPERATIONS                        (1,022)     341   1,007      670    1,075    3,093    3,593
EARNINGS (LOSS) PER SHARE FROM
 CONTINUING OPERATIONS **           ($0.30)   $0.10   $0.30    $0.20    $0.33    $0.93    $1.12
------------------------------------------------------------------------------------------------
EFFECTIVE TAX (BENEFIT) PROVISION   (45.8%)   22.5%   30.0%    30.6%    31.0%    29.7%    32.6%
  RATE
------------------------------------------------------------------------------------------------

Certain prior period amounts have been reclassified to conform to the current period presentation.

The pro forma continuing operations results exclude Consumer Products, amortization of goodwill and other acquired intangibles, and one-time events, including purchased in-process research and development (IPRD) (see Note F).

** Represents basic and diluted loss per share for the three months ended December 31, 2000. As a result of the loss reported from continuing operations for the three months ended December 31, 2000, potentially dilutive securities have been excluded from the calculation of earnings (loss) per share because their effect would be anti-dilutive. Represents diluted earnings per share for the remaining periods.

PRO FORMA QUARTERLY PERCENTAGE-OF-REVENUE ANALYSIS FROM CONTINUING OPERATIONS (UNAUDITED)


                                                                                TWELVE MONTHS
                                -------------- THREE MONTHS ENDED ----------   ---- ENDED -------
                                12/31/00  9/30/00  6/30/00  3/31/00 12/31/99    9/30/00  9/30/99
----------------------------------------------------------------------------   ------------------
 REVENUE                            100%     100%     100%     100%     100%      100%     100%
 COSTS                             77.6%    62.6%    56.5%    58.3%    53.4%     57.8%    50.5%
 GROSS MARGIN                      22.4%    37.4%    43.5%    41.7%    46.6%     42.2%    49.5%
 OPERATING EXPENSES
   SELLING, GENERAL AND ADMIN.     30.2%    19.3%    15.8%    16.2%    15.0%     16.6%    17.1%
   RESEARCH AND DEVELOPMENT        22.0%    12.0%    11.6%    12.4%    11.6%     11.9%    13.9%
 TOTAL OPERATING EXPENSES          52.2%    31.3%    27.4%    28.6%    26.6%     28.5%    31.0%
 OPERATING INCOME (LOSS)         (29.8%)     6.1%    16.1%    13.0%    20.0%     13.7%    18.5%
INCOME (LOSS) FROM CONTINUING
  OPERATIONS                     (17.5%)     3.9%    11.6%     8.1%    13.6%      9.2%    12.0%
----------------------------------------------------------------------------   ------------------

NOTES TO CONSOLIDATED FINANCIAL SCHEDULES

A) DILUTED EARNINGS PER SHARE (EPS) DISCUSSION

Weighted average shares and earnings per share on pro forma income (loss) from continuing operations, have been provided in the following tables:


                                   -----------------------------------------
                                                               Pro Forma
                                                               earnings
                                                              (loss) per
                                                 Weighted     share from
                                                 Average      continuing
                                                 Shares       operations-
                                      Period     (Millions)     Diluted
----------------------------------------------------------------------------
Three Months Ended                   12/31/99      3,268.0     $0.33
----------------------------------------------------------------------------
                                      3/31/00      3,273.7     $0.20
                                   -----------------------------------------
                                      6/30/00      3,331.2     $0.30
                                   -----------------------------------------
                                      9/30/00      3,423.9     $0.10
                                   -----------------------------------------
                                     12/31/00 *    3,387.2    ($0.30)
----------------------------------------------------------------------------
Twelve Months Ended                   9/30/99      3,218.5     $1.12
----------------------------------------------------------------------------
                                      9/30/00      3,325.9     $0.93
                                   -----------------------------------------

* FOR THE THREE MONTHS ENDED DECEMBER 31, 2000, POTENTIALLY DILUTIVE SECURITIES APPROXIMATING 55.5 MILLION SHARES, PRIMARILY RELATING TO STOCK OPTIONS, WERE EXCLUDED FROM THE DILUTED LOSS PER SHARE CALCULATION AS THE EFFECT WOULD HAVE BEEN ANTI-DILUTIVE.

B) CUSTOMER FINANCING

As of December 31, 2000, Lucent made commitments or entered into agreements to extend credit to certain customers for an aggregate of approximately $5.7 billion. In addition, Lucent is finalizing an agreement with a customer to extend $1.6 billion of credit. Excluding amounts that are not available because customers have not yet satisfied the conditions precedent for borrowing, at December 31, 2000, approximately $2.3 billion in loan commitments was available for borrowing and undrawn and approximately $1.8 billion had been advanced and was outstanding.

In addition, Lucent made commitments to guarantee customer debt of about $1.8 billion at December 31, 2000. Excluding amounts not available for guarantee because conditions precedent have not been satisfied, approximately $860 million of guarantees was available and undrawn and approximately $740 million was outstanding on December 31, 2000.

C) ACCOUNTING CHANGE - DERIVATIVE FINANCIAL INSTRUMENTS

Effective October 1, 2000, Lucent adopted Statement of Financial Accounting Standards (SFAS) No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133) and its corresponding amendments under SFAS No. 138.

The adoption of SFAS 133 as of October 1, 2000, resulted in a cumulative after-tax reduction in net loss of $30 million (net of tax of $17 million) and an $11 million credit to other comprehensive income (loss). The reduction in net loss is primarily attributable to derivatives not designated as hedging instruments, including foreign currency embedded derivatives, equity warrants and other derivatives.

D) REPORTABLE SEGMENTS

Lucent operates in the global telecommunications networking industry and has two reportable operating segments: SPN and Microelectronics. SPN provides public networking systems, software and services to telecommunications service providers and public network operators around the world and optical fiber for applications in the communications and computing industries. Microelectronics provides high-performance optoelectronic components and integrated circuits. Other and corporate primarily includes the results of the power systems business (see Note E).

Lucent is reorganizing its business to become more focused and better positioned to capitalize on market opportunities. This reorganization includes the recent spin-off of Avaya, sale of the power systems business (see Note E) and the announced initial public offering ("IPO") and spin-off of Agere Systems (see Note E).

As a result of reorganization initiatives, Lucent is evaluating changes to its management model and organizational structure.

PRO FORMA OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS BY SEGMENT (UNAUDITED; MILLIONS OF DOLLARS)


                                                                          THREE MONTHS ENDED
                                                                      12/31/00        12/31/99
-----------------------------------------------------------------------------------------------
SERVICE PROVIDER NETWORKS*                                             (1,904)           1,228
MICROELECTRONICS **                                                        187             234
TOTAL REPORTABLE SEGMENTS                                              (1,717)           1,462
OTHER AND CORPORATE***                                                    (22)             115
                                                                 ------------------------------
OPERATING INCOME                                                       (1,739)           1,577
---------------------------------------------------------------- -------------- ---------------

* Service Provider Networks for prior period is restated to include optical fiber. The costs of shared services and other corporate center operations managed on a common basis are reflected in the Service Provider Networks segment.

**See Note E.

*** Other and corporate includes operating income (loss) from the power systems business of ($2) and $43 in the three months ended December 31, 2000 and 1999, respectively (see Note E).

E) RECENT EVENTS

 AGERE SYSTEMS

On July 20, 2000 Lucent announced that it would spin off Microelectronics, which includes the optoelectronics components and integrated circuits divisions, into a separate company. The new company is called Agere Systems Inc.

The results of Microelectronics presented by Lucent will differ from the information reported by Agere Systems because of different assumptions and allocations required to be made by the two companies.

On December 11, 2000, a Form S-1 registration statement was filed with the SEC in anticipation of an IPO of Agere Systems. Lucent intends to distribute the remaining shares in a tax-free distribution. In connection with these transactions, Lucent may be adjusting its capital structure including a possible reduction in the amount of debt outstanding. The IPO is expected to be completed in the quarter ending March 31, 2001, and completion of the spin-off is expected by the end of the 2001 fiscal year. This document does not constitute the offering of any securities, which will be made only by a prospectus filed with the SEC. The IPO and spin-off are subject to certain conditions, including a favorable tax ruling by the IRS.

Intersegment sales between Microelectronics and the remainder of Lucent are eliminated. The separate financial statements of Agere Systems recognize sales to Lucent as external revenue. For the first fiscal quarters of 2001 and 2000, Microelectronics had internal sales to the remainder of Lucent of $230 million and $217 million, respectively. Including both internal and external sales, Microelectronics grew $396 million, or 40.4% during the first fiscal quarter of 2001 when compared with the prior year period.

SALE OF POWER SYSTEMS BUSINESS

On December 29, 2000, Lucent completed the sale of its power systems business to Tyco International Ltd., a diversified manufacturing and service company, for $2.5 billion in cash. In connection with the sale, Lucent recorded an extraordinary gain of $1,154 million (net of tax expense of $762 million), subject to purchase price adjustments.

F) PRO FORMA RESULTS FROM CONTINUING OPERATIONS (UNAUDITED)

Pro forma revenue from continuing operations for the December 31, 1999 quarter excludes $160 million of external revenue related to Lucent's remaining Consumer Products business, the sale of which was completed during the quarter ended March 31, 2000.

Pro forma loss from continuing operations for the December 31, 2000 quarter excludes amortization of goodwill and other acquired intangibles of $372 million.

Pro forma income from continuing operations for the December 31, 1999 quarter excludes the results of Lucent's remaining consumer products business, amortization of goodwill and other acquired intangibles of $50 million, gain of $189 million associated with the sale of an equity investment and one-time costs of $61 million primarily associated with the mergers with International Network Services (INS), Excel Switching Corporation and Xedia Corporation.

For purposes of making equivalent year-over-year comparisons of Lucent's pro forma results from continuing operations, the following are the continuing operations' IPRD expenses and amortization of goodwill and other acquired intangibles amounts over the last five quarters and two fiscal years.

IN-PROCESS RESEARCH AND DEVELOPMENT EXPENSE - PRE-TAX
-------------------------------------------------------------------------------
   FY1999     12/31/99   3/31/00    6/30/00    9/30/00     FY2000    12/31/00
-------------------------------------------------------------------------------
   $292M         -         $11M      $863M      $131M     $1,005M       -
-------------------------------------------------------------------------------

AMORTIZATION OF GOODWILL AND OTHER ACQUIRED INTANGIBLES - PRE-TAX
-------------------------------------------------------------------------------
   FY1999     12/31/99   3/31/00    6/30/00    9/30/00    FY 2000    12/31/00
-------------------------------------------------------------------------------
   $310M*       $50M       $48M      $118M      $335M      $551M      $372M
-------------------------------------------------------------------------------

* Includes a $109 million write-off of Livingston goodwill and other acquired intangibles.

This document contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include price and product competition, dependence on new product development, reliance on major customers and suppliers, customer demand for our products and services, the ability to successfully integrate acquired companies, availability of manufacturing capacity, components and materials, control of costs and expenses, international growth, credit concerns in the emerging service provider market, our credit rating and ability to provide customer financing when appropriate, timely completion of the expected IPO and spin-off of Agere Systems, timely implementation of the Company's restructuring and financial plans, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Lucent with the Securities and Exchange Commission. Lucent disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This document does not constitute the offering of any securities which will be made only by a prospectus filed with the Securities and Exchange Commission.

                                    SIGNATURE


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                    LUCENT TECHNOLOGIES INC.



Date:  January 24, 2001             By: /s/ Martina Hund-Mejean
                                    Name:   Martina Hund-Mejean
                                    Title:  Senior Vice President and
                                            Treasurer